Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-178005) and S-3 (No. 333-185366) of LRR Energy, L.P. of (i) our report dated March 13, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K, and (ii) our report dated March 27, 2012 relating to the combined statements of Fund 1 (Predecessor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 13, 2013